Exhibit 19.1
SITIME CORPORATION
INSIDER TRADING AND COMMUNICATIONS POLICY
(updated July 29, 2025)

Policy as to Trades in the Company’s Securities By Company Personnel and Treatment of Confidential Information
1.Purpose.
Both the Securities and Exchange Commission (the “SEC”) and Congress are very concerned about maintaining the fairness and integrity of the U.S. capital markets. The securities laws are continually reviewed and amended to prevent people from taking advantage of “inside information” and to increase the punishment for those who do.
We are adopting this Insider Trading and Communications Policy to set forth guidelines with respect to transactions in the securities of SiTime Corporation (the “Company”) and in the securities of other applicable publicly traded companies by the individuals subject to this policy as described below. In addition, from time to time, the Company may engage in transactions in Company securities. It is the Company’s policy to comply with applicable laws and regulations relating to insider trading.
2.Applicability.
This policy applies to all employees, officers, members of the Board of Directors, consultants and contractors of the Company or any subsidiary of the Company (the “Individuals”). This policy also applies to Family Members (as defined below), other members of a person’s household, and entities controlled by a person covered by this policy as described below (each a “Related Party”). This policy applies to all trading or other transactions in the Company’s securities, including common stock, options to purchase common stock and restricted stock units, and any other securities that the Company may issue, such as preferred stock, notes, bonds, and convertible securities, as well as to derivative securities relating to any of the Company’s securities, whether or not issued by the Company, and the securities of other applicable companies.
3.The Consequences.
The consequences of insider trading violations can be substantial. Anyone who engages in insider trading or otherwise violates this policy may be subject to both civil liability and criminal penalties.
Further, if the Company has a reasonable basis to conclude that an employee has violated the Company’s Insider Trading and Communications Policy, whether or not knowingly, the Company may impose sanctions, including dismissal for cause. Needless to say, any of the above consequences, even an SEC investigation that does not result in prosecution, can tarnish one’s reputation (as well as the Company’s) and irreparably damage a career. Finally, the size of a transaction has no impact on potential insider trading liability. In the past, even relatively small trades (e.g., trades as small as $400) have resulted in SEC investigations and lawsuits.
4.Our Policy.
No Trading When in Possession of Material Non-Public Information. If an Individual has possession of material non-public information (often referred to as “inside information”) relating to our Company, such Individual and such Individual’s Related Parties may not, directly or indirectly: (1) engage in any transactions in the Company’s securities, except as provided in an applicable exception set forth in this policy; (2) recommend the purchase, holding, or sale of any Company securities; (3) disclose inside

SiTime Corporation Insider Trading and Communication Policy

Exhibit 19.1
information to persons within the Company whose jobs do not require them to have that information, or outside the Company to other persons, such as family, friends, business associates, and investors, unless the disclosure is made in accordance with the Company’s Regulation FD Compliance Policy; or (4) assist anyone in any of the foregoing activities. In addition, if an Individual has possession of inside information that is material to another publicly traded company, or inside information about the Company or any other company, including the Company’s customers or partners, not available to investors generally and obtained in the course of rendering services to the Company or any subsidiary of the Company, that could affect the share price of another publicly traded company, it is our policy that neither that person nor any Related Party may engage in any transaction in securities of that other publicly traded company, recommend purchase or sale of securities of that other publicly traded company, or engage in any other action to take advantage of, or pass on to others, that information until the information becomes public or is no longer material to that other company.
This policy applies even if the decision to trade is not based on such material non-public information. Further, transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.
What is Material Information? “Material information” is any information that a reasonable investor would consider important in deciding whether to buy, hold, or sell securities of the Company or any securities of any other company as to which the person receives information in the course of rendering services to the Company or any subsidiary of the Company. In short, “material information” includes any information that reasonably could affect the price of our securities or securities of any other publicly traded company. Either positive or negative information may be material. It can be information about the Company or about a company with which we do business.
Examples: Common examples of information that will frequently be regarded as material are:
    financial results or forecasts;
    news of a possible merger, acquisition or tender offer;
    news of a possible agreement, collaboration, or partnership, or cancellation thereof;
    new products or delays in new product introduction or development;
    plans to raise additional capital through stock sales or otherwise;
    gain or loss of a significant partner or customer;
    a disruption in the Company’s operations or breach or unauthorized access of its property or assets, including its facilities and information technology infrastructure;
    discoveries, or grants or allowances or disallowances of patents;
    litigation or settlements;
    changes in management;

SiTime Corporation Insider Trading and Communication Policy

Exhibit 19.1
    news of a significant sale of assets;
    impending bankruptcy or financial liquidity problems; and
    changes in dividend policies or the declaration of a stock split.
20/20 Hindsight. Remember, if your securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how regulators and others might view your transaction in hindsight.
Transactions by Family Members. The same restrictions apply to your immediate family members and others living in your household (collectively, “Family Members”). You are responsible for the compliance of your Family Members.
Transactions by Entities that You Control. This policy also applies to any entities that you control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this policy and applicable securities laws as if they were for your own account.
Transactions of Non-Residents. The same restrictions apply regardless of whether a person is resident within the United States.
Do Not Pass Information to Others. Whether the information is proprietary information about our Company or information that could have an impact on our stock price, Individuals must not pass the information on to others. It is illegal and prohibited by this policy to advise others to trade on the basis of material non-public information. Liability in these cases can extend to both the “tippee” — the person to whom the insider disclosed material non-public information — and you, as the “tipper,” and will apply whether or not you derive any benefit from another’s actions. You should not make recommendations to others concerning the purchase or sale of securities of the Company.
When Information is Public. As you can appreciate, it is also improper for any Individual to enter a trade immediately after the Company has made a public announcement of material information, including earnings releases. The prohibition on trading when you have material non-public information lifts once that information becomes publicly disseminated. We impose certain “trading blackouts” to ensure that the Company’s stockholders and the investing public will be afforded the time to receive the information and act upon it. These are discussed below under the heading “Trading Blackouts.” To avoid the appearance of impropriety, as a general rule, you should not engage in any transaction until at least one full trading day has passed following the release of the information. Thus, if an announcement were made after the market close on a Monday, Wednesday generally would be the first day on which you would be able to trade and if an announcement were made after the market close on a Friday, Tuesday generally would be the first eligible trading day.
Pre-Clearance of Trades of Company Stock. To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction (which could result, for example, where an Individual engages in a trade while unaware of a pending major development), all members of the Board of Directors, all individuals designated as “officers” for the purposes of Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (“Section 16 Officers”), and certain employees of the Company and its subsidiaries in a position to have access to material non-public information and designated on a pre-clearance list by our Chief Executive Officer or Chief Financial Officer from time to time, which may include legal and finance personnel, certain pre-determined insiders (“Pre-Determined Insiders”) and the Family Members and Controlled Entities of such persons must obtain pre-clearance in writing from our Chief Legal Officer (in the absence of our Chief Legal Officer, our Chief Financial Officer) of all transactions in

SiTime Corporation Insider Trading and Communication Policy

Exhibit 19.1
Company securities (acquisitions, dispositions, transfers, gifts, etc.). You must submit a written request for pre-clearance of a transaction no later than three business days before the proposed date of execution of the transaction unless you obtain a waiver from the Audit Committee of the Board of Directors. You will be notified if you are one of the specified persons subject to this pre-clearance policy and the Company will maintain a list of all Pre-Determined Insiders. Pre-clearance is subject to a five business day expiration and must be renewed by the applicant after five business days to be valid.
Pre-clearance does not relieve anyone of their responsibility under SEC rules. All Individuals, whether subject to pre-clearance or not, are responsible for adherence to this Insider Trading and Communications Policy, including, but not limited to: not trading on material non-public information; not trading during trading blackout periods; not trading for one full trading day after earnings announcements; and not trading in securities on a short-term basis. If any Individual is in doubt of whether or not pre-clearance is required, the Individual should inquire with our Chief Legal Officer (in the absence of our Chief Legal Officer, our Chief Financial Officer) or obtain pre-clearance as a cautionary measure. Individuals not subject to pre-clearance remain responsible for compliance with insider trading prohibitions and this policy and should be mindful of any trading activities which could lead to even the appearance of impropriety.
Trading Blackouts. From time to time, the Company may require that Individuals and others, including Family Members and Controlled Entities, suspend trading because of developments known to the Company and not yet disclosed to the public. In that event, these persons are advised not to engage in any transaction involving the purchase or sale of the Company’s securities during that period, and should not disclose to others the fact that they have been suspended from trading. All Individuals and the Family Members and Controlled Entities of such persons will be subject to a stock trading blackout period beginning two weeks prior to the end of each fiscal quarter and ending one full trading day following the public release of earnings for that quarter. All such persons whose employment or affiliation with the Company ceases during a blackout period shall remain subject to the blackout period for the duration of the blackout period.
Of course, no trading should be done at any time that an Individual is actually aware of material non-public information.
Options/RSUs. Cash exercise of options granted under the Company’s equity compensation plans currently may be done at any time. This policy also does not apply to the surrender of shares directly to the Company to satisfy tax withholding requirements, which occur as a result of certain option exercises or the vesting or settlement of any restricted stock units. Same-day-sales to exercise stock options are subject to all applicable provisions of this policy, as are any other market sale of shares subject to an option or restricted stock unit for the purpose of generating the cash needed to pay the exercise price and/or taxes (a “sell to cover”).
Exception for Approved 10b5-1 Plans. Trades by Individuals in the Company’s securities that are executed pursuant to an approved 10b5-1 trading plan (a “Trading Plan”) consistent with the Company’s Rule 10b5-1 Trading Plan Guidelines are not subject to the prohibition on trading on the basis of material non-public information contained in this Insider Trading and Communications Policy or to the restrictions set forth above relating to pre-clearance procedures and blackout periods.
SEC Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. It does not prevent someone from bringing a lawsuit. This Insider Trading and Communications Policy permits Individuals to adopt Trading Plans with brokers that outline a pre-set plan for trading of the Company’s securities, including those received upon the exercise of options and settlement of restricted stock units. Trading Plans are to be established only during open windows and when the Individual is not aware of any material non- public information.

SiTime Corporation Insider Trading and Communication Policy

Exhibit 19.1
Any Trading Plan must comply with SEC Rule 10b5-1, the Company’s Rule 10b5-1 Trading Plan Guidelines, and be approved in writing in advance by our Chief Legal Officer, and the establishment of such a Trading Plan with respect to an Individual may be publicly announced by the Company.
Establishing a Trading Plan does not exempt Individuals from complying with the Section 16 six- month short swing profit rules or liability.
Revocation/Amendments to Trading Plans. An Individual may amend or revoke his or her Trading Plan at any time, subject to the terms of the Individual’s Trading Plan and the Company’s Rule 10b5-1 Trading Plan Guidelines.
Under certain circumstances, a Trading Plan must be revoked. This includes circumstances such as the announcement of a merger or the occurrence of an event that would cause the transaction to violate the law or a contractual restriction, or to have an adverse effect on the Company. The Chief Legal Officer, or his or her designee, or any stock administrator of the Company is authorized to notify the broker in such circumstances.
Post-Termination Transactions. This Insider Trading and Communications Policy continues to apply to your transactions in Company securities even after your employment, board service or consulting services terminate. If you are in possession of material non-public information when your service to the Company or a subsidiary of the Company terminates, you may not trade in Company securities until that information has become public or is no longer material.
Domestic Relations Order. This policy does not apply to the acquisition or disposition of Company securities pursuant to a domestic relations order, as defined in the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.
5.Additional Prohibited Transactions.
We believe it is improper and inappropriate for any of the Individuals to engage in short-term or speculative transactions involving Company securities. We believe that this trading can reflect badly on the Company and that Individuals should not engage in any types of transactions that are commonly viewed as a form of “betting” for or against the Company. Accordingly, it is the Company’s policy that Individuals may not engage in any of the following activities with respect to securities of the Company:
    Director and officer cashless exercise –    In response to the restrictions set forth in the Sarbanes-Oxley Act of 2002, the Company will not arrange with brokers to administer cashless exercises on behalf of directors and officers of the Company. Directors and officers of the Company may only utilize the cashless exercise feature of their options if (i) the director or officer retains a broker independently of the Company, (ii) the Company’s involvement is limited to confirming that it will deliver the stock promptly upon payment of the exercise price and (iii) the director or officer uses a “T+1” cashless exercise arrangement, in which the Company agrees to deliver stock against the payment of the purchase price on the same day the sale of the stock underlying the option settles. Under a T+1 cashless exercise, a stock broker, the issuer, and the transfer agent of the issuer work together to make all transactions settle simultaneously. This approach is to avoid any inference that the Company has “extended credit” in the form of a personal loan to the director or executive officer. Any employee who has any questions about cashless exercises may obtain additional guidance from our Chief Financial Officer or Chief Legal Officer.

SiTime Corporation Insider Trading and Communication Policy

Exhibit 19.1
    Director and officer trading during pension and 401(k) plan blackout periods – If Company securities are available as an investment option or used as a Company match in the Company’s 401(k) plan, directors, officers, and employees of the Company are prohibited from trading Company securities during pension and 401(k) plan blackouts, if any, in response to the restrictions set forth in the Sarbanes-Oxley Act of 2002.
    Trading in securities on a short-term basis — As a general rule, any Company securities purchased in the open market (i.e., not including stock purchased upon exercise of an employee stock option or restricted stock unit or under an employee stock purchase plan) should be held for a minimum of six months and ideally longer. Section 16 Officers and members of the Board of Directors of the Company are already subject to the SEC’s “short- swing” profit rule, which penalizes purchases and sales within any six-month period.
    Short sales of Company securities — This involves selling Company securities that you do not own in the expectation that the price of the securities will fall, or as part of an arbitrage transaction.
    Buying or selling puts or calls, or their equivalent positions, on Company securities — This includes options and derivatives trading on any of the stock exchanges or futures exchanges, including cashless collars.
    Margin accounts or pledging securities. This means securities held in a margin account as collateral for a margin loan, and securities pledged (or hypothecated) as collateral for a loan. This also includes borrowing from a brokerage firm, bank, or other entity in order to buy Company securities (other than in connection with a so-called “cashless” exercise of options under the Company’s stock plans).
    Hedging. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. Such hedging transactions may permit an Individual to continue to own Company securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the Individual may no longer have the same objectives as the Company’s other stockholders. Therefore, Individuals are prohibited from engaging in such transactions, subject to the exception set forth in the next sentence. Investments in exchange funds using Company securities may be permitted if (i) the fund is broadly diversified, (ii) such investment is not designed to hedge any decrease in the market value of Company securities, (iii) such investment is approved in advance by our Chief Legal Officer (in the absence of our Chief Legal Officer, our Chief Financial Officer), and (iv) such investment complies with the other provisions of this policy applicable to your trading in the Company’s securities, including the sections above captioned “Pre-Clearance of Trades of Company Stock” and “Trading Blackouts.”
6.Confidential Information and Communications with the Media.
Unauthorized disclosure of internal information relating to the Company (including information regarding facilities, products, or services, or the Company’s partners, suppliers or customers) could cause competitive harm to the Company and in some cases could result in liability for the Company.
Unauthorized Disclosure. Individuals should not disclose internal information about the Company to anyone outside the Company, except as required in the performance of regular duties for the Company. In this regard, Individuals are prohibited from posting internal information about the Company on a “bulletin

SiTime Corporation Insider Trading and Communication Policy

Exhibit 19.1
board” or “blog” on the Internet, communicating about the Company and its business in Internet-based “chat” rooms or blogs, or having a blog that discusses the Company and its business.
Communications with the Media, Securities Analysts and Investors. Communications on behalf of the Company with the media, securities analysts, and investors must be made only by specifically designated representatives of the Company, as communications may be regulated by federal securities laws including but not limited to Regulation FD. Unless you have been expressly authorized to make such communications, if you receive any inquiry relating to the Company from the media, a securities analyst, or an investor, you should refer the inquiry to our Chief Financial Officer or Chief Legal Officer.
Safeguarding Confidential Information. Care must be taken to safeguard the confidentiality of internal information. For example, sensitive documents should not be left lying on desks, and visitors should not be left unattended in offices containing internal company documents.
Rumors. Rumors concerning the business and affairs of the Company may circulate from time to time. Our general policy is not to comment upon those rumors. Individuals should also refrain from commenting upon or responding to rumors and should refer any requests for comments or responses to our Chief Financial Officer or Chief Legal Officer.
Analyst Reports. The Company views analyst reports as the proprietary information of the analyst’s firm. The Company will not provide such reports on our corporate or other websites or through any other means to persons outside of the Company. The Company should avoid directing anyone outside the Company to an analyst report, in part to avoid the appearance of endorsing such a report.
7.Company Assistance.
Any person who has any questions about specific transactions may obtain additional guidance from our Chief Financial Officer or our Chief Legal Officer.
Remember, however, you are ultimately responsible for adhering to this Insider Trading and Communications Policy and avoiding improper transactions. In this regard, it is imperative that you use your best judgment.
Section 16 Filings. While the Company expects to assist each director and Section 16 Officer (including Family Members and Controlled Entities of such persons) (collectively, “Section 16 Reporting Persons”) with such Section 16 filings, and expects such assistance to include form preparation for all Section 16 Reporting Persons other than those who do not require such assistance, the obligation to file Section 16 reports (Forms 3, 4 and 5) is a personal obligation of each such person, and the Company is not responsible for any failure to file accurate and timely Section 16 reports. Each Section 16 Reporting Person must ensure that his or her broker provides the Company with detailed information (trade date, number of shares, exact price) regarding every transaction involving the securities of the Company, including gifts, transfers, pledges, and all Rule 10b5-1 transactions, both in connection with mandatory pre-clearance requirements for such Section 16 Reporting Persons and immediately following execution.
8.Modifications.
This Insider Trading and Communications Policy has been approved by the Company’s Board of Directors. Officers of the Company may, from time to time, make non-substantive modifications to this Insider Trading and Communications Policy (including, without limitation, substitution of the names of the appropriate contact persons within the Company) with subsequent notice to the Company’s Board of Directors or the Nominating and Corporate Governance Committee of the Board of Directors.

SiTime Corporation Insider Trading and Communication Policy

Exhibit 19.1
9.Acknowledgements.
All directors, officers, employees, consultants, and contractors of the Company and its subsidiaries will be required to acknowledge, electronically or in writing, their understanding of, and intent to comply with, this Insider Trading and Communications Policy. This agreement will constitute each such person’s consent for the Company to issue any necessary stop-transfer orders to the Company’s transfer agent to enforce compliance with this policy. As a condition of continued employment or engagement, all employees, contractors, and consultants must periodically acknowledge, electronically or in writing, that they have read and agree to abide by this policy.

SiTime Corporation Insider Trading and Communication Policy

ACKNOWLEDGMENT

I have received and read a copy of the SiTime Corporation Insider Trading and Communications Policy and I understand and agree to comply with the specific requirements of the policy. I agree that I will be subject to sanctions imposed by the Company, in its discretion, for violation of the Company’s policy, including dismissal for cause, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent against transfer of Company securities by me in a transaction that the Company considers to be in contravention of this policy.
Signature:
Name:
Title:
Date: